UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2008

New Century Energy Corp.
(Exact name of Registrant as specified in its charter)

Colorado	1311	93-1192725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5851 San Felipe, Suite 775
Houston, Texas 77057
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 266-4344

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 30, 2008, certain obligations of New Century Energy Corp. (the “Company,” “we,” and “us”) owed to Laurus Master Fund, Ltd. and its assigns and agents (“Laurus”), including a Secured Convertible Term Note entered into on June 30, 2005, in the original principal amount of $15,000,000, which had an outstanding balance (not including any accrued and unpaid interest) of approximately $12,000,000 as of March 31, 2008 (as amended and restated from time to time, the “Convertible Note”) and a Secured Term Note entered into on September 19, 2005, in the original principal amount of $9,500,000, which had a balance of approximately $6,351,391 as of March 31, 2008 (as amended and restated from time to time, the “Term Note”) became due.  The Company failed to repay the outstanding amounts of the Convertible Note and the Term Note (the “Notes”) on June 30, 2008.

Pursuant to the terms of the Notes, the Company had three (3) days to cure any default in repayment of the Notes, which cure period expired July 3, 2008, and which Notes remain unpaid as of the date of this filing.  As such, the Company is currently in default of the Notes, which default may trigger an event of default and default payments equal to an additional 30% of any amounts due (the “Default Payments”) under the other outstanding promissory notes, warrants, options and other related agreements which the Company has previously entered into with Laurus and parties affiliated with Laurus (the “Laurus Agreements”).

Payment Default Notice and Short -Term Forbearance Agreement

On or around July 7, 2008, Laurus communicated notice of the Company’s event of default under the Notes, alleged event of default under the other Laurus Agreements, and the fact that the Laurus Agreements began to accrue interest at the default rate (as provided in each Laurus Agreement) beginning on July 3, 2008, to the Company.

Laurus also agreed to forbear from exercising its rights and remedies (other than the implementation of the increased rates of interest and the requirement that the Company pay Default Payments) under the Laurus Agreements until 5:00 PM (New York time) on July 18, 2008 (the “Forbearance Period”), or such later time as Laurus may agree in its sole discretion.  Laurus did not agree to forbear from administering the credit facility and/or from collecting, receiving and/or applying proceeds from the Company’s accounts receivable to the amounts owed to Laurus.  The notice also stated that in the event the Company is able to repay the amounts owing to Laurus and under the Laurus Agreements prior to the end of the Forbearance Period, Laurus would waive any default interest and the requirement that the Company pay the Default Payments.  The above terms are not binding on Laurus in the event that an event of default has occurred under the notice, including if an event of default other than those described above have occurred under any Laurus Agreement, if any representation made by the Company under any Laurus Agreement was false in any material respect when made, the Company’s failure to comply with any covenant in any Laurus Agreement, and/or if any person or entity other than Laurus exercises any rights to remedies against any of our assets or properties.

The Company is actively seeking alternative financing and is currently in ongoing discussions with Laurus regarding the entry into a separate forbearance agreement (the “Forbearance Agreement”) pursuant to which the Company plans to seek to stay Laurus’ enforcement of the defaults and provide the Company sufficient additional time (approximately sixty (60) additional days from the end of the Forbearance Period) to either (a) refinance amounts due to Laurus; or (b) restructure its currently outstanding liabilities with Laurus through the entry into new notes with Laurus.  The Company is also in discussions with various third parties regarding alternative financing for the Company.

The Company can provide no assurances that it will have sufficient funds to repay the amounts due under the Laurus Agreements, following the Forbearance Period or during the term of any Forbearance Agreement, assuming one is entered into; and/or that the Company will be able to obtain any additional third party financing to repay its current obligations owed to Laurus and its affiliated parties.  In the event the Company is unable to stay the payment of the Laurus debt beyond the Forbearance Period and/or obtain alternative financing, the Company could be forced to abandon its current business activities, sell or transfer a substantial portion of its assets to Laurus, Laurus could take control of substantially all of the Company’s assets and/or the Company could be forced to declare bankruptcy.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY ENERGY CORP.
Date: July 8, 2008	By:	/s/ Edward DeStefano
Edward DeStefano
Chief Executive Officer